Exhibit 99.1

News Release
RAMBUS REPORTS FOURTH QUARTER AND FISCAL YEAR 2013 FINANCIAL RESULTS

Business and Financial Highlights

•	Signed comprehensive ten-year agreement with Samsung Electronics and seven-year license agreement with Micron Technology

•
Generated annual revenue of $271.5 million and annual non-GAAP customer licensing income of $281.6 million; quarterly revenue of $73.4 million and quarterly non-GAAP customer licensing income of $73.9 million

•	Fourth quarter GAAP diluted net loss per share of $0.09; fourth quarter non-GAAP diluted net income per share of $0.14

•	Annual GAAP diluted net loss per share of $0.30; annual non-GAAP diluted net income per share of $0.47
SUNNYVALE, Calif. - January 27, 2014 - Rambus Inc. (NASDAQ:RMBS), the innovative technology solutions company that brings invention to market, today reported financial results for the fourth quarter and year ended December 31, 2013.

GAAP Financial Results:
Revenue for the fourth quarter of 2013 was $73.4 million, nearly flat on a sequential basis from the third quarter of 2013. As compared to the fourth quarter of 2012, revenue was up 28% primarily due to the new license agreements signed with SK Hynix, Micron Technology, ST Microelectronics and LSI Corporation during 2013.
Revenue for the year ended December 31, 2013 was $271.5 million, up 16% over the same period of last year, primarily due to new license agreements signed with SK Hynix, Micron Technology, ST Microelectronics and LSI Corporation during 2013.

Total operating costs and expenses for the fourth quarter of 2013 were $67.2 million, 5% higher than the previous quarter. The Company recently revised its business strategy, and as a result, has recorded an impairment charge of $9.7 million primarily related to the long-lived assets of its LDT business and a restructuring charge of $2.2 million in the fourth quarter of 2013. In addition to these impairment and restructuring charges, fourth quarter operating costs and expenses of $67.2 million also included $0.8 million of general litigation expenses, $3.1 million of stock-based compensation expenses, $7.5 million of amortization expenses and $1.5 million of retention bonuses from acquisitions. This is compared to total operating costs and expenses for the third quarter of 2013 of $64.2 million which included $0.7 million of general litigation expenses, $3.4 million of stock-based compensation expenses, $8.1 million of impairment of goodwill, $1.1 million of restructuring charges, $7.4 million of amortization expenses and $1.5 million of retention bonuses from acquisitions. Total operating costs and expenses for the fourth quarter of 2012 were $61.5 million, which included $2.1 million of general litigation expenses, $4.5 million of stock-based compensation expenses, $0.7 million of restructuring charges, $6.8 million of amortization expenses and $4.2 million of retention bonuses from acquisitions. The change in total operating costs and expenses in the fourth quarter of 2013 as compared to the fourth quarter of 2012 was primarily due to higher cost of sales related to lighting products, restructuring charges and impairment of long-lived assets. This was partially offset by lower retention bonuses from acquisitions, lower stock-based compensation, lower prototyping costs and lower general litigation expenses in the fourth quarter of 2013.

Total operating costs and expenses for the year ended December 31, 2013 were $249.0 million, which included a credit of $2.6 million of general litigation expenses (primarily due to the reversal of accrued related litigation costs of $9.0 million related to the settlement of litigation with SK Hynix and Micron Technology), $15.0 million of stock-based compensation expenses, $17.8 million of impairment of goodwill and long-lived assets, $5.5 million of restructuring charges, $28.9 million of amortization expenses and $10.4 million of retention bonuses from acquisitions. This is compared to total operating costs and expenses for the year ended December 31, 2012 of $324.5 million, which included $13.2 million of general litigation expenses, $22.5 million of stock-based compensation expenses, $35.5 million of impairment of goodwill and long-lived assets, $7.3 million of restructuring charges, $30.3 million of amortization expenses and $25.7 million of retention bonuses from acquisitions. The change in total operating costs and expenses was primarily due to lower impairment of goodwill and long-lived assets, lower retention bonuses and amortization expenses from acquisitions, lower headcount related costs, lower general litigation expenses and lower stock-based compensation. This was partially offset by a higher bonus accrual and cost of sales related to lighting products.

Net loss for the fourth quarter of 2013 was $9.8 million as compared to net loss of $5.7 million in the third quarter of 2013 and net loss of $16.1 million in the fourth quarter of 2012. Diluted net loss per share for the fourth quarter of 2013 was $0.09 as compared to diluted net loss per share of $0.05 in the third quarter of 2013 and diluted net loss per share of $0.14 in the fourth quarter of 2012.

Net loss for the year ended December 31, 2013 was $33.7 million as compared to net loss of $134.3 million for the year ended December 31, 2012. Diluted net loss per share for the year ended December 31, 2013 was $0.30 as compared to diluted net loss per share of $1.21 for the year ended December 31, 2012.

Non-GAAP Financial Results (1):
Customer licensing income in the fourth quarter of 2013 was $73.9 million, slightly down sequentially from the third quarter of 2013. As compared to the fourth quarter of 2012, customer licensing income was up 20% primarily for the reasons outlined in the Company’s discussion of GAAP financial results above.
Customer licensing income for the year ended December 31, 2013 was $281.6 million, up 14% over the same period of last year, primarily for the reasons outlined in the Company’s discussion of GAAP financial results above.

Total non-GAAP operating costs and expenses in the fourth quarter of 2013 were $44.2 million, which included non-GAAP general litigation expenses of $1.4 million. This is compared to total non-GAAP operating costs and expenses for the third quarter of 2013 of $43.0 million, which included general litigation expenses of $0.7 million. Total non-GAAP operating costs and expenses in the fourth quarter of 2012 were $45.2 million, which included general litigation expenses of $2.1 million.

Total non-GAAP operating costs and expenses for the year ended December 31, 2013 were $182.8 million as compared to $202.9 million for the year ended December 31, 2012 due primarily to lower headcount related costs, lower general litigation expenses, lower general and patent legal expenses and lower consulting expenses. This was partially offset by a higher bonus accrual and cost of sales related to lighting products.

Non-GAAP net income in the fourth quarter of 2013 was $16.5 million as compared to non-GAAP net income of $17.9 million in the third quarter of 2013 and non-GAAP net income of $8.3 million in the fourth quarter of 2012. Non-GAAP diluted net income per share was $0.14 in the fourth quarter of 2013 as compared to $0.15 in the third quarter of 2013 and $0.07 in the fourth quarter of 2012.

Non-GAAP net income for the year ended December 31, 2013 was $54.4 million as compared to $19.9 million in the same period of 2012. Non-GAAP diluted net income per share for the year ended December 31, 2013 was $0.47 as compared to $0.17 for the same period of 2012.

Other Financial Highlights:

Cash, cash equivalents, and marketable securities as of December 31, 2013 were $387.7 million, an increase of $21.3 million from September 30, 2013. During the fourth quarter of 2013, the Company paid $4.3 million of interest expense related to the Company’s convertible notes due in June 2014.

As of December 31, 2013, the Company had four reportable segments - Memory and Interface Division (MID), Chief Technology Office (CTO), Cryptography Research Inc. (CRI) and Other. CRI has been included as a reportable segment as its revenue of $32.6 million was over ten percent of the Company's consolidated revenue for the year.

During the fourth quarter of 2013 and the year ended December 31, 2013, the Company recorded an income tax provision of approximately $6.2 million and $21.7 million, respectively. As the Company continues to maintain a full valuation allowance against its U.S. deferred tax assets, the Company’s tax provision consists of primarily foreign withholding taxes.

2014 Outlook:

For 2014, the Company expects customer licensing income and revenue to be between $295 million and $305 million. Customer licensing income and revenue are not without risk and include expectations that the Company will sign new customers for patent as well as solutions licensing. The Company also expects to keep its non-GAAP operating expenses relatively flat, year over year.

The above statements and any others in this document that refer to plans and expectations for the year and the future are forward-looking statements that involve a number of risks and uncertainties. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” “should” and their variations identify forward-looking statements. Statements that refer to or are based on projections, uncertain events or assumptions also identify forward-looking statements. Many factors could affect the Company’s actual results, and variances from the Company’s current expectations regarding such factors could cause actual results to differ materially from those expressed in these forward-looking statements.

Conference Call:

The Company will host a conference call at 2:00 p.m. PT today to discuss its financial results. The call, audio and slides will be available online at investor.rambus.com. A replay will be available following the call on the Rambus Investor Relations website for one week at the following numbers: (855) 859-2056 (domestic) or (404) 537-3406 (international) with ID#37074711.

(1)	Non-GAAP Financial Information:

In the commentary set forth above and in the financial statements included in this earnings release, the Company presents the following non-GAAP financial measures: customer licensing income, operating costs and expenses, operating income (loss) and net income (loss). In computing each of these non-GAAP financial measures, the following items were considered: other patent royalties received but not recognized as revenue, gain from settlement, proceeds from sale of intellectual property, stock-based compensation expenses, acquisition-related transaction costs and retention bonus expense, amortization expenses, costs of restatement and related legal activities, restructuring charges, impairment charges, severance costs, non-cash interest expense and certain other one-time adjustments. The non-GAAP financial measures disclosed by the Company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations from these results should be carefully evaluated. Management believes the non-GAAP financial measures are appropriate for both its own assessment of, and to show investors, how the Company’s performance compares to other periods. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. Reconciliation from GAAP to non-GAAP results is included in the financial statements contained in this release. Additionally, the Company has not reconciled customer licensing income guidance to revenue guidance because it does not provide guidance for patent royalties received but not recognized as revenue, which is a reconciling item between revenue and customer licensing income. As items that impact revenue are out of the Company's control and/or cannot be reasonably predicted, the Company is unable to provide such guidance.
The Company’s non-GAAP financial measures reflect adjustments based on the following items:
Customer licensing income. Customer licensing income includes the Company’s measure of the total cash royalties received from its customers under its licensing agreements with them and any product sales. In 2013, the Company bifurcated royalty payments that it received from SK Hynix and Micron Technology between revenue and gain from settlement, which was reflected as reducing operating expenses. The Company has combined revenue from its customers, including SK Hynix and Micron Technology, and the gain from the SK Hynix and Micron Technology settlement as customer licensing income to reflect the total amounts received from all of its customers for the periods presented. In addition, customer licensing income includes other patent royalties received but not recognized as revenue and proceeds from sale of intellectual property. In certain periods presented, certain patent royalties received from a customer were not recognized as revenue as not all revenue recognition criteria were met. In 2011, the Company received patent royalty payments from certain patent license agreements assumed in the acquisition of CRI which were treated as favorable contracts. Cash received from these acquired favorable contracts reduced the favorable contract intangible asset on the Company’s balance sheet. The Company has combined these cash royalty payments as customer licensing income to reflect the total amounts received from its customers.
Stock-based compensation expense. These expenses primarily relate to employee stock options, employee stock purchase plans, and employee non-vested equity stock and non-vested stock units. The Company excludes stock-based compensation expense from its non-GAAP measures primarily because they are non-cash expenses that the Company does not believe are reflective of ongoing operating results. Additionally, given the fact that other companies may grant different amounts and types of equity awards and may use different option valuation assumptions, excluding stock-based compensation expense permits more accurate comparisons of the Company’s results with peer companies.
Acquisition-related transaction costs and retention bonus expense. These expenses include all direct costs of certain acquisitions and the current periods’ portion of any retention bonus expense associated with the acquisitions. The Company excludes these expenses in order to provide better comparability between periods.

Restructuring charges. These charges may consist of severance, contractual retention payments, exit costs and other charges and are excluded because such charges are not directly related to ongoing business results and do not reflect expected future operating expenses.

Impairment of goodwill and long-lived assets. These charges consist of non-cash charges to goodwill and long-lived assets and are excluded because such charges are non-recurring and do not reduce the Company’s liquidity.

Amortization expense. The Company incurs expenses for the amortization of intangible assets acquired in acquisitions. The Company excludes these items because these expenses are not reflective of ongoing operating results in the period incurred. These amounts arise from the Company’s prior acquisitions and have no direct correlation to the core operation of the Company’s business.
Costs of restatement and related legal activities. These expenses consist primarily of investigation, audit, legal and other professional fees related to the 2006-2007 stock option investigation and related litigation, as well as recoveries received from third parties. The Company excludes these costs and recoveries from its non-GAAP measures primarily because the Company believes that these non-recurring costs and recoveries have no direct correlation to the core operation of the Company’s business.
Non-cash interest expense. The Company incurs non-cash interest expense related to its convertible notes. The Company excludes non-cash interest expense related to its convertible notes to provide more accurate comparisons of the Company’s results with other peer companies and to more accurately reflect the Company’s ongoing operations.
Reversal of one-time litigation costs. These adjustments are a one-time litigation cost reversal of prior litigation costs accrued related to previously awarded costs that the Company was required to pay in connection with the SK Hynix and Micron Technology litigation. The Company excludes these reversals from its non-GAAP measures because the Company believes that these reversals have no direct correlation to the core operations of the Company’s business and they are a one-time event.
Severance costs. These expenses relate to the separation payment to the Company’s former chief executive officer. The Company excludes these costs from its non-GAAP measures because the Company believes that these non-recurring costs have no direct correlation to the core operations of the Company’s business.
Income tax adjustments. For purposes of internal forecasting, planning and analyzing future periods that assumes net income from operations, the Company estimates a fixed, long-term projected tax rate of approximately 36 percent. Accordingly, the Company has applied the 36 percent tax rate to its non-GAAP financial results to assist the Company’s planning for future periods.
On occasion in the future, there may be other items, such as significant gains or losses from contingencies that the Company may exclude in deriving its non-GAAP financial measures if it believes that doing so is consistent with the goal of providing useful information to investors and management.
About Rambus Inc.:

Rambus brings invention to market. Our customizable IP cores, architecture licenses, tools, services, and training improve the competitive advantage of our customers’ products while accelerating their time-to-market. Rambus products and innovations capture, secure and move data. For more information, visit rambus.com.
RMBSFN
Contacts:
Linda Ashmore
Corporate Communications
Rambus Inc.
(408) 462-8411
lashmore@rambus.com
Nicole Noutsios
Investor Relations
Rambus Inc.
(408) 462-8050
nnoutsios@rambus.com

Rambus Inc.
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	December 31, 2013	December 31, 2012
ASSETS

Current assets:
Cash and cash equivalents	$338,696	$148,984
Marketable securities	48,966	54,346
Accounts receivable	2,251	529
Prepaids and other current assets	8,253	10,529
Deferred taxes	205	788
Total current assets	398,371	215,176
Intangible assets, net	117,172	153,173
Goodwill	116,899	124,969
Property, plant and equipment, net	72,642	86,905
Deferred taxes, long-term	4,797	4,458
Other assets	3,498	3,131
Total assets	$713,379	$587,812

LIABILITIES & STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$7,001	$7,918
Accrued salaries and benefits	33,448	23,992
Accrued litigation expenses	498	9,822
Convertible notes, short-term	164,047	—
Other accrued liabilities	7,848	12,402
Total current liabilities	212,842	54,134
Long-term liabilities:
Convertible notes, long-term	109,629	147,556
Long-term imputed financing obligation	39,349	45,919
Other long-term liabilities	11,330	18,609
Total long-term liabilities	160,308	212,084
Total stockholders’ equity	340,229	321,594
Total liabilities and stockholders’ equity	$713,379	$587,812

Rambus Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012

Revenue:
Royalties	69,867	57,258	264,111	232,385
Contract and other revenue	3,555	185	7,390	1,666
Total revenue	73,422	57,443	271,501	234,051
Operating costs and expenses:
Cost of revenue (1)	10,358	6,340	33,215	28,372
Research and development (1)	26,803	33,088	117,981	140,503
Marketing, general and administrative (1)	18,511	21,311	76,448	112,594
Restructuring charges	2,211	679	5,546	7,301
Impairment of goodwill and long-lived assets	9,681	—	17,751	35,471
Gain from sale of intellectual property	—	—	(1,388)	—
Gain from settlement	(356)	—	(535)	—
Costs of restatement and related legal activities	—	52	19	244
Total operating costs and expenses	67,208	61,470	249,037	324,485
Operating income (loss)	6,214	(4,027)	22,464	(90,434)
Interest income and other income (expense), net	(223)	(116)	(1,596)	59
Interest expense	(9,595)	(7,090)	(32,885)	(27,510)
Interest and other income (expense), net	(9,818)	(7,206)	(34,481)	(27,451)
Loss before income taxes	(3,604)	(11,233)	(12,017)	(117,885)
Provision for income taxes	6,173	4,899	21,731	16,451
Net loss	(9,777)	(16,132)	(33,748)	(134,336)
Net loss per share:
Basic	$(0.09)	$(0.14)	$(0.30)	$(1.21)
Diluted	$(0.09)	$(0.14)	$(0.30)	$(1.21)
Weighted average shares used in per share calculation
Basic	113,217	111,332	112,415	110,769
Diluted	113,217	111,332	112,415	110,769

_________
(1) Total stock-based compensation expense for the three months and years ended December 31, 2013 and 2012 are presented as follows:

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Cost of revenue	$7	$—	$19	$20
Research and development	$1,431	$1,974	$6,597	$9,546
Marketing, general and administrative	$1,658	$2,542	$8,365	$12,980

Rambus Inc.
Supplemental Reconciliation of GAAP to Non-GAAP Results
(In thousands)
(Unaudited)

	Three Months Ended			Year Ended
	December 31, 2013	September 30, 2013	December 31, 2012	December 31, 2013	December 31, 2012

Revenue	$73,422	$73,294	$57,443	$271,501	$234,051
Adjustments:
Other patent royalties received	75	850	4,175	9,554	12,665
Gain from settlement	356	179	—	535	—
Total customer licensing income	$73,853	$74,323	$61,618	$281,590	$246,716

Operating costs and expenses	$67,208	$64,229	$61,470	$249,037	$324,485
Adjustments:
Other patent royalties received	—	—	—	2,250	—
Stock-based compensation	(3,096)	(3,363)	(4,516)	(14,981)	(22,546)
Acquisition-related transaction costs and retention bonuses	(1,463)	(1,512)	(4,191)	(10,372)	(25,678)
Amortization	(7,489)	(7,383)	(6,811)	(28,909)	(30,347)
Reversal of one-time litigation costs	566	—	—	9,048	—
Restructuring charges	(2,211)	(1,129)	(679)	(5,546)	(7,301)
Impairment of goodwill and long-lived assets	(9,681)	(8,070)	—	(17,751)	(35,471)
Severance costs	—	—	—	(514)	—
Gain from settlement	356	179	—	535	—
Costs of restatement and related legal activities	—	—	(52)	(19)	(244)
Non-GAAP operating costs and expenses	$44,190	$42,951	$45,221	$182,778	$202,898

Operating income (loss)	6,214	9,065	(4,027)	22,464	(90,434)
Adjustments:
Other patent royalties received	75	850	4,175	7,304	12,665
Stock-based compensation	3,096	3,363	4,516	14,981	22,546
Acquisition-related transaction costs and retention bonuses	1,463	1,512	4,191	10,372	25,678
Amortization	7,489	7,383	6,811	28,909	30,347
Reversal of one-time litigation costs	(566)	—	—	(9,048)	—
Restructuring charges	2,211	1,129	679	5,546	7,301
Impairment of goodwill and long-lived assets	9,681	8,070	—	17,751	35,471
Severance costs	—	—	—	514	—
Costs of restatement and related legal activities	—	—	52	19	244
Non-GAAP operating income	$29,663	$31,372	$16,397	$98,812	$43,818

Income (loss) before income taxes	$(3,604)	$579	$(11,233)	$(12,017)	$(117,885)
Adjustments:
Other patent royalties received	75	850	4,175	7,304	12,665
Stock-based compensation	3,096	3,363	4,516	14,981	22,546
Acquisition-related transaction costs and retention bonuses	1,463	1,512	4,191	10,372	25,678
Amortization	7,489	7,383	6,811	28,909	30,347
Reversal of one-time litigation costs	(566)	—	—	(9,048)	—
Restructuring charges	2,211	1,129	679	5,546	7,301
Impairment of goodwill and long-lived assets	9,681	8,070	—	17,751	35,471
Severance costs	—	—	—	514	—
Costs of restatement and related legal activities	—	—	52	19	244
Impairment of investment	—	—	—	1,400	—
Non-cash interest expense on convertible notes	5,927	5,135	3,839	19,296	14,695
Non-GAAP income before income taxes	$25,772	$28,021	$13,030	$85,027	$31,062
Non-GAAP provision for income taxes	9,278	10,088	4,691	30,610	11,182
Non-GAAP net income	$16,494	$17,933	$8,339	$54,417	$19,880

Non-GAAP basic net income per share	$0.15	$0.16	$0.07	$0.48	$0.18
Non-GAAP diluted net income per share	$0.14	$0.15	$0.07	$0.47	$0.17
Weighted average shares used in non-GAAP per share calculation:
Basic	113,217	112,640	111,332	112,415	110,769
Diluted	116,211	116,052	118,022	115,670	117,619